                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) October 17, 1996

                                KCS ENERGY, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                     1-11698                  22-2889587
       (State or other           (Commission File Number)      (IRS Employer
jurisdiction of incorporation)                               Identification No.)

                              379 Thornall Street
                            Edison, New Jersey 08837
              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (908) 632-1770

                                 Not applicable
         (Former name or former address, if changed since last report)

Item 5. Other Events.

       KCS Energy, Inc. (the "Company") has previously announced (see Exhibit 99 to this report) that it entered into a letter of intent on October 17, 1996 to acquire all of the outstanding stock of InterCoast Oil and Gas Company (formerly Medallion Production Company), GED Energy Services, Inc. and InterCoast Gas Services Company (collectively referred to as "Medallion"), indirect wholly-owned subsidiaries of MidAmerican Energy Company, and certain
Section 29 tax credits, for a total purchase price of approximately $221 million. The purchase price is subject to adjustments for oil and gas property title defects, environmental liabilities and other items. Consummation of the acquisition is subject to certain customary conditions, including confirmation of the representations and warranties as of closing and delivery of various certificates and legal opinions. Although the Company currently expects that the acquisition will be closed during December 1996, there can be no assurance that the closing will actually occur by such time or that the acquisition will be consummated.

       Financial statements of Medallion and certain pro forma financial information reflecting the combined operations of the Company and Medallion are attached to this report. These statements and the pro forma information are also reflected in a Registration Statement on Form S-3 that is being filed with the Securities and Exchange Commission on the date hereof.

Item 7.  Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

                            THE INTERCOAST ENTITIES

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,               JUNE 30,
                                      -------------------------------     --------------------
                                       1993        1994        1995        1995         1996
                                      -------     -------     -------     -------     --------
                                                                              (UNAUDITED)
Revenue
  Gas and oil revenues..............  $37,359     $44,466     $48,109     $22,960     $ 33,757
  Natural gas sales revenues........   16,715      13,700      25,351       4,212       70,549
  Gathering system revenues.........       --          --          --          --          319
                                      -------     -------     -------     -------     --------
                                       54,074      58,166      73,460      27,172      104,625
                                      -------     -------     -------     -------     --------
Operating costs and expenses
  Gas and oil operating expenses....    9,616      15,016      14,552       7,328        8,103
  Cost of gas sold..................   16,216      13,142      24,361       3,963       69,026
  Gathering system expenses.........       --          --          --          --           52
  Other operating and administrative
     expenses.......................    2,268       2,713       2,658       1,230        1,680
  Depreciation, depletion and
     amortization...................   13,672      18,782      21,705      10,358       13,484
                                      -------     -------     -------     -------     --------
                                       41,772      49,653      63,276      22,879       92,345
                                      -------     -------     -------     -------     --------
Interest expense....................       --          --          --          --          620
Income before income taxes..........   12,302       8,513      10,184       4,293       11,660
Provision for income taxes..........    5,383       3,202       3,638       1,533        4,667
                                      -------     -------     -------     -------     --------
     Net income.....................  $ 6,919     $ 5,311     $ 6,546     $ 2,760     $  6,993
                                      =======     =======     =======     =======     ========

The accompanying notes to combined financial statements are an integral part of these statements.

                            THE INTERCOAST ENTITIES

                            COMBINED BALANCE SHEETS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS



                                                                 DECEMBER 31,
                                                             --------------------    JUNE 30,
                                                               1994        1995        1996
                                                             --------    --------   -----------
                                                                                    (UNAUDITED)
Current assets
  Cash and cash equivalents................................  $  5,124    $  8,323    $   1,324
  Trade accounts receivable................................     6,586      24,101       32,886
  Other....................................................     2,311       1,383        1,958
                                                             --------    --------    ---------
          Total current assets.............................    14,021      33,807       36,168
Gas and oil properties, net................................   141,070     158,597      201,007
Gas gathering system.......................................        --          --        3,000
Other property, net........................................       754         872          889
Intangible and other assets, net...........................     1,840       3,511        5,359
                                                             --------    --------    ---------
          Total assets.....................................  $157,685    $196,787    $ 246,423
                                                             ========    ========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable.........................................  $  3,104    $ 18,702    $  26,356
  Other current liabilities................................       993       3,625        3,827
                                                             --------    --------    ---------
          Total current liabilities........................     4,097      22,327       30,183
                                                             --------    --------    ---------
Accumulated deferred income taxes, net.....................    13,541      25,088       28,344
                                                             --------    --------    ---------
Long-term debt due to MidAmerican Capital..................        --          --       45,240
Stockholders' equity, per accompanying statements
  Common stock, InterCoast Oil and Gas Company ($1 par
     value, 1,000 shares authorized, issued and
     outstanding)..........................................         1           1            1
  Common stock, InterCoast Gas Services Company ($1 par
     value, 1,000 shares authorized, issued and
     outstanding)..........................................         1           1            1
  Common stock, GED Energy Services, Inc. ($1 par value, 0,
     1,000 and 1,000 shares authorized, issued and
     outstanding at December 31, 1994 and 1995 and June 30,
     1996).................................................        --           1            1
  Additional paid-in capital...............................   123,802     126,580      112,871
  Retained earnings........................................    16,243      22,789       29,782
                                                             --------    --------    ---------
          Total stockholders' equity.......................   140,047     149,372      142,656
                                                             --------    --------    ---------
          Total liabilities and stockholders' equity.......  $157,685    $196,787    $ 246,423
                                                             ========    ========    =========

The accompanying notes to combined financial statements are an integral part of these statements.

                            THE INTERCOAST ENTITIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                 COMMON STOCK
                              --------------------------------------------------
                              INTERCOAST OIL                                       ADDITIONAL                 COMBINED
                                   AND          INTERCOAST GAS      GED ENERGY      PAID-IN     RETAINED    STOCKHOLDERS'
                               GAS COMPANY     SERVICES COMPANY   SERVICES, INC.    CAPITAL     EARNINGS       EQUITY
                              --------------   ----------------   --------------   ----------   ---------   -------------
Balance at December 31,
  1992......................       $  1              $  1              $ --         $  57,683    $  4,013     $  61,698
Net income..................         --                --                --                --       6,919         6,919
Contributions from parent...         --                --                --            49,467          --        49,467
                                     --                --                --
                                   ----              ----              ----         ---------     -------     ---------
Balance at December 31,
  1993......................          1                 1                --           107,150      10,932       118,084
Net income..................         --                --                --                --       5,311         5,311
Contributions from parent...         --                --                --            16,652          --        16,652
                                   ----              ----              ----         ---------     -------     ---------
Balance at December 31,
  1994......................          1                 1                --           123,802      16,243       140,047
Formation of GED Energy
  Services, Inc. ...........         --                --                 1                --          --             1
Net income..................         --                --                --                --       6,546         6,546
Contributions from parent...         --                --                --             2,778          --         2,778
                                   ----              ----              ----         ---------     -------     ---------
Balance at December 31,
  1995......................          1                 1                 1           126,580      22,789       149,372
Net income (unaudited)......         --                --                --                --       6,993         6,993
Dividend to parent                   --                --                --
  (unaudited)...............         --                --                --           (13,709)         --       (13,709)
                                   ----              ----              ----         ---------     -------     ---------
Balance at June 30, 1996
  (unaudited)...............       $  1              $  1              $  1         $ 112,871    $ 29,782     $ 142,656
                                   ====              ====              ====         =========    ========     =========

The accompanying notes to combined financial statements are an integral part of these statements.

                            THE INTERCOAST ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                                           ----------------------------------     ---------------------
                                             1993         1994         1995         1995         1996
                                           --------     --------     --------     --------     --------
                                                                                       (UNAUDITED)
Cash flows from operating activities
  Net income.............................  $  6,919     $  5,311     $  6,546     $  2,760     $  6,993
  Adjustments to reconcile net income to
     net cash from operating activities:
     Deferred income taxes, net..........     4,020        2,502       11,547        3,260        3,256
     Provision for depreciation,
       depletion and amortization........    13,672       18,782       21,705       10,358       13,484
     Change in working capital items:
       Accounts receivable...............    (2,791)       3,309      (17,515)      (2,007)      (8,785)
       Other current assets..............       296       (1,032)         928         (415)        (575)
       Accounts payable..................     2,869       (2,782)      15,598        2,173        7,654
       Other current liabilities.........     1,773       (1,840)       2,632          150          202
                                           --------     --------     --------     --------     --------
          Net cash from operating
            activities...................    26,758       24,250       41,441       16,279       22,229
                                           --------     --------     --------     --------     --------
Cash flows from investing activities
  Investments in:
     Gas and oil properties..............   (74,984)     (42,849)     (40,845)     (18,716)     (55,904)
     Other...............................      (460)         (26)      (2,004)         (77)      (5,010)
     Proceeds from sale of gas and oil
       properties........................     1,495        3,465        1,829        1,829          155
                                           --------     --------     --------     --------     --------
          Net cash from investing
            activities...................   (73,949)     (39,410)     (41,020)     (16,964)     (60,759)
                                           --------     --------     --------     --------     --------
Cash flows from financing activities
  Borrowings from MidAmerican Capital....        --           --           --           --       45,240
                                           --------     --------     --------     --------     --------
  Contributions from (dividends to)
     parent..............................    49,467       16,652        2,778        1,310      (13,709)
                                           --------     --------     --------     --------     --------
Net cash from financing activities.......    49,467       16,652        2,778        1,310       31,531
                                           --------     --------     --------     --------     --------
Net increase (decrease) in cash and cash
  equivalents............................     2,276        1,492        3,199          625       (6,999)
Cash and cash equivalents at beginning of
  period.................................     1,356        3,632        5,124        5,124        8,323
                                           --------     --------     --------     --------     --------
Cash and cash equivalents at end of
  period.................................  $  3,632     $  5,124     $  8,323     $  5,749     $  1,324
                                           ========     ========     ========     ========     ========
Supplemental cash flow information
Cash paid (received) during the period
  for:
  Income taxes...........................  $  1,363     $    700     $ (7,909)    $ (1,727)    $  1,411
                                           ========     ========     ========     ========     ========

The accompanying notes to combined financial statements are an integral part of these statements.

                            THE INTERCOAST ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

  Corporate Structure

     InterCoast Oil and Gas Company (InterCoast Oil and Gas, formerly Medallion Production Company), a Delaware corporation, and InterCoast Gas Services Company, a Delaware corporation, (InterCoast Gas Services -- Delaware) are wholly-owned subsidiaries of InterCoast Energy Company (InterCoast Energy). InterCoast Gas Services Company, an Oklahoma corporation, (InterCoast Gas Services -- Oklahoma) and GED Energy Service, Inc., a Delaware corporation,
(GED) are wholly-owned subsidiaries of InterCoast Gas Services -- Delaware. InterCoast Energy is a wholly-owned subsidiary of MidAmerican Capital Company (MidAmerican Capital), which is wholly-owned by MidAmerican Energy Company (MidAmerican Energy).

     InterCoast Oil and Gas is primarily engaged in the acquisition, development, exploration and production of natural gas and oil. InterCoast Gas Services -- Oklahoma and GED are primarily engaged in the marketing of natural gas.

  Basis of Presentation

     The accompanying financial statements reflect the combined operations of InterCoast Oil and Gas, InterCoast Gas Services -- Oklahoma and GED (collectively, the InterCoast Entities). The financial statements are presented on a combined historical cost basis because the InterCoast Entities are under common control and because InterCoast Energy and its wholly-owned subsidiary, InterCoast Gas Services -- Delaware, have signed letters of intent to sell the stock of the InterCoast Entities to KCS Energy, Inc. (see Note 10).

     InterCoast Gas Services -- Delaware formed GED and acquired the assets of GED Gas Services, L.L.C. effective November 1, 1995. The accompanying combined financial statements include the results of GED for the period since the date of such acquisition.

     Intercompany and affiliated company accounts and transactions have been eliminated in the combination. Since there is no parent-subsidiary relationship between the InterCoast Entities, there is no basis for eliminating the equity accounts of any of the entities.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from those estimates.

  Gas and Oil Properties

     The InterCoast Entities account for their gas and oil properties using the full cost method of accounting which provides for the capitalization of all acquisition, exploration and development costs incurred for the purpose of finding natural gas and oil reserves. The unamortized cost of gas and oil properties, including estimated future development and abandonment costs, is amortized using the unit-of-production method based on the ratio of volumes produced to proved reserves.

     Unevaluated properties and associated costs not currently being amortized and included in gas and oil properties were $1.5 million, $1.6 million and $2.1 million at December 31, 1993, 1994 and 1995, respectively and $3.1 million at June 30, 1996. Such costs relate to projects which were at such dates undergoing exploration or development activities or in which the InterCoast Entities intend to commence such activities in the future. The InterCoast Entities will begin to amortize these costs when proved reserves are established or impairment is determined.

                            THE INTERCOAST ENTITIES

     The InterCoast Entities' unamortized costs of gas and oil properties are limited to the sum of the future net revenues attributable to proved gas and oil reserves discounted at ten percent plus the cost of any unproved properties. If the InterCoast Entities' unamortized costs in gas and oil properties exceed this ceiling amount, a provision for additional depreciation, depletion and amortization is required. At December 31, 1993, 1994 and 1995 and June 30, 1996, the InterCoast Entities' unamortized costs of gas and oil properties did not exceed such ceiling amount.

     Proceeds from the sale of gas and oil properties are applied to reduce the costs in the full cost pool unless the sale involves a significant quantity of reserves in relation to the cost center, in which case a gain or loss would be recognized.

     The InterCoast Entities conduct certain of their drilling activities (Programs), on a joint venture basis, together with working interest participants. The agreements under which these investors participate provide the InterCoast Entities with certain reversionary interests in the properties in the Programs and current reimbursement of proportionate amounts of overhead and seismic costs. Overhead reimbursements are included in the Combined Statements of Income as a reduction of general and administrative expenses. The amounts of such reimbursements were $872,000, $1,520,000 and $2,047,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and were $1,284,000 and $1,605,000 for the six months ended June 30, 1995 and 1996, respectively.

  Production Imbalances

     Joint interest owners may take more or less than their ownership interest of natural gas volumes from jointly owned reservoirs. The InterCoast Entities follow the sales method of accounting for imbalances, whereby they recognize revenues based on the actual volumes of gas sold to purchasers. The InterCoast Entities record a liability if sales of gas volumes in excess of their entitlements from a jointly owned reservoir exceed their interest in the remaining estimated gas reserves of such reservoir. Volumetric production is monitored to minimize imbalances, and such imbalances were not significant at December 31, 1993, 1994 and 1995 and June 30, 1996.

  Amortization of Goodwill

     Goodwill was recognized with the acquisition of operating rights, certain other assets and personnel of Medallion Petroleum, Inc. in 1992 by InterCoast Oil and Gas and with the acquisition of certain assets and personnel of GED Gas Services, L.L.C. in 1995 by GED. Goodwill is amortized over the expected period of benefit of forty years using the straight line method. The unamortized balance of goodwill included on the Combined Balance Sheets as Intangible and Other Assets at December 31, 1994 and 1995 and June 30, 1996 is $1,829,000, $3,486,000 and $3,441,000, respectively.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement, which the InterCoast Entities adopted on January 1, 1996, requires the InterCoast Entities to review long-lived assets for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 had no impact on the InterCoast Entities' results of operations or financial position at the time of adoption.

  Stock-Based Compensation Plans

     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation" regarding accounting for stock-based compensation plans. This statement, which is effective for

                            THE INTERCOAST ENTITIES
reporting periods beginning January 1, 1996, allows for alternative methods of adoption. The InterCoast Entities do not expect the accounting provisions or the alternative disclosure provisions of SFAS No. 123 to have a material impact on the InterCoast Entities' compensation costs.

  Accounting for Commodity Price Risk Management

     The InterCoast Entities engage in price risk management activities to minimize the impact of market fluctuations on assets, liabilities, production or other contractual commitments. Changes in the market value of these transactions are deferred until the gain or loss on the underlying item is recognized. See
Note 6 for further discussion of the InterCoast Entities' price risk management activities.

  Combined Statements of Cash Flows

     For purposes of the Combined Balance Sheets and Combined Statements of Cash Flows, the InterCoast Entities consider all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. There were no material non-cash investing or financing activities in the years ended December 31, 1993, 1994 or 1995 or in the six months ended June 30, 1995 and 1996.

2.  GAS AND OIL PROPERTIES, NET

                                                          DECEMBER 31,
                                                      ---------------------     JUNE 30,
                                                        1994         1995         1996
                                                      --------     --------     --------
                                                                (IN THOUSANDS)
    Gas and oil properties..........................  $186,131     $225,147     $280,896
    Accumulated depreciation, depletion and
      amortization..................................   (45,061)     (66,550)     (79,889)
                                                      --------     --------     --------
    Gas and oil properties, net.....................  $141,070     $158,597     $201,007
                                                      ========     ========     ========

     The provision for depreciation, depletion and amortization of the InterCoast Entities' gas and oil properties was recorded at the rate of $0.80, $0.86 and $0.90, per equivalent thousand cubic feet of natural gas production for the years ended December 31, 1993, 1994 and 1995, respectively, and at the rate of $0.83 and $0.84 for the six months ended June 30, 1995 and 1996, respectively.

3.  INCOME TAXES

     The InterCoast Entities are included in the consolidated federal and, where appropriate, state income tax returns of MidAmerican Energy. The consolidated income tax currently payable (or receivable) has been allocated among the InterCoast Entities and other members of the affiliated income tax reporting group (Group) based on the respective contributions to the consolidated taxable income and tax credits of the Group. The InterCoast Entities have received (or made) payments for the income tax reductions (or increases) contributed to the Group.

     The components of the provision for income taxes are shown below:

                                                             1993       1994       1995
                                                            ------     ------     -------
                                                                   (IN THOUSANDS)
    Current  -- Federal...................................  $1,136     $  560     $(7,143)
             -- State.....................................     227        140        (766)
    Deferred -- Federal...................................   3,135      1,772      10,382
             -- State.....................................     885        730       1,165
                                                            ------     ------      ------
             Total........................................  $5,383     $3,202     $ 3,638
                                                            ======     ======      ======

                            THE INTERCOAST ENTITIES

     A reconciliation of the statutory federal income tax rate to the overall effective income tax rate follows:

                                                                1993       1994       1995
                                                                ----       ----       ----
    Statutory federal income tax rate.........................  35.0%      35.0%      35.0%
    State income taxes, net of federal income tax benefit.....   2.0        2.5        2.1
    State tax true-ups........................................   1.7         --         --
    Other items, net..........................................   5.1        0.1       (1.4)
                                                                ----       ----       ----
    Overall effective income tax rate.........................  43.8%      37.6%      35.7%
                                                                ====       ====       ====

     The components of the net deferred tax liability are as follows:

                                                                        DECEMBER 31,
                                                                    --------------------
                                                                     1994         1995
                                                                    -------     --------
                                                                       (IN THOUSANDS)
    Accelerated depreciation/depletion methods....................  $(4,271)    $(13,940)
    Intangible drilling costs.....................................   17,062       38,278
    Other.........................................................      750          750
                                                                    -------     --------
    Accumulated deferred income taxes.............................  $13,541     $ 25,088
                                                                    =======     ========

4.  RELATED PARTY TRANSACTIONS

     The InterCoast Entities receive general and administrative services from InterCoast Energy, MidAmerican Capital and MidAmerican Energy. The costs of such services received, including overhead costs, are assigned (and billed) to the InterCoast Entities. Wages and salaries of the corporate staff and personnel of InterCoast Energy, MidAmerican Capital and MidAmerican Energy are assigned based upon an estimate of the time spent by staff and personnel benefitting the InterCoast Entities. The estimate is reviewed and updated annually. Such wages and salaries are billed to the InterCoast Entities, along with associated payroll taxes and the costs of benefits. In addition, certain directly assigned expenses paid by MidAmerican Capital are billed to the InterCoast Entities.

     MidAmerican Capital and InterCoast Energy have entered into letters of credit and financial guarantees on behalf of the InterCoast Entities to support certain well costs and the natural gas purchases. Letters of credit and financial guarantees are conditional commitments issued by MidAmerican Capital InterCoast Energy to guarantee performance to a third party.

     The InterCoast Entities have letters of credit totaling $1,914,000 and $1,103,000 and financial guarantees amounting to $2,750,000 and $0 which were not reflected on the Combined Balance Sheets as of December 31, 1995 and 1994, respectively.

     The fair value of the letters of credit was $14,000 and $8,000 at December 31, 1995 and 1994, respectively, estimated based on fees currently charged for similar agreements. The fair value of the financial guarantees is not determinable based on the specific characteristics of the guarantees.

5.  EMPLOYEE BENEFITS

     The InterCoast Entities' employees participate in MidAmerican Energy's noncontributory defined benefit retirement income plan. Benefits under the plan are based on participants' compensation, years of service and age at retirement. Funding is based on the actuarially determined costs of the plan and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act.

                            THE INTERCOAST ENTITIES

     As of December 31, 1993, 1994 and 1995, the InterCoast Entities have not been required to contribute to the plan. Pension costs are allocated to the InterCoast Entities based on participants' compensation. The amount the InterCoast Entities expensed during 1995, 1994 and 1993 was $12,000, $44,000 and $0, respectively. The InterCoast Entities' pension accrual included in the Combined Balance Sheets as Other Current Liabilities was $56,000 at December 31, 1994 and 1995.

6.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  Price Risk Management

     The InterCoast Entities have entered into swaps, futures and options to manage risks associated with fluctuations in the price of natural gas production and marketing activities.

     Commodity Price Swaps. Commodity price swap agreements require the InterCoast Entities to make payments to (or entitle it to receive payments from) the counterparties based upon the differential between a specified fixed and variable price. The InterCoast Entities account for these transactions on a settlement basis and, accordingly, gains or losses are included in gas and oil revenues in the period in which the underlying natural gas is produced. These agreements do not impose cash margin requirements on the InterCoast Entities or provide for collateral to the InterCoast Entities. At December 31, 1995, InterCoast Oil and Gas was party to commodity price swap agreements covering approximately 8.0 million MMBtu, 6.3 million MMBtu and 23.2 million MMBtu of natural gas for the years 1996 and 1997 and for the period 1998 through 2005, respectively.

     Futures and Options Contracts. Natural gas futures require the InterCoast Entities to buy or sell natural gas at a fixed price. Natural gas options held to hedge price risk only provide the right, not the requirement, to buy or sell natural gas at a fixed price. The InterCoast Entities use futures to manage margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas. The InterCoast Entities use options to limit overall price risk exposure. Futures contracts mandate initial margin requirements. The InterCoast Entities maintain such margin accounts and funds in cash any daily settlement requirements relating to futures contracts.

     At December 31, 1995, the InterCoast Entities had futures contracts to purchase natural gas for approximately 10.1 million MMBtu and to sell natural gas for approximately 4.9 million MMBtu. The associated unrecognized gain on futures contracts was $486,000.

     Basis Swaps. Basis swap agreements require the InterCoast Entities to make payments to (or entitle it to receive payments from) the counterparties based upon the differential between the variable costs associated with the delivery of natural gas production to specific delivery points and a contractually specified fixed cost. At December 31, 1995, InterCoast Oil and Gas had basis swap arrangements relating to a total of approximately 2.1 million MMbtu during 1996.

  Credit Risk

     Credit risk relates to the risk of loss that the InterCoast Entities would incur as a result of the nonperformance by counterparties pursuant to the terms of their contractual obligations. The InterCoast Entities' overall exposure to credit risk may be affected positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. The InterCoast Entities maintain credit policies with regard to counterparties that management believes minimize overall credit risk. With regard to commodity price and basis swaps, these policies include an evaluation of potential counterparties' financial condition (including credit rating), collateral agreements under certain circumstances and the use of standardized agreements. With regard to futures and options contracts, the InterCoast Entities utilize New York Mercantile Exchange (NYMEX) contracts. Such contracts are guaranteed by the NYMEX and, accordingly, have nominal credit risk. As a result, the InterCoast Entities'

                            THE INTERCOAST ENTITIES
risk is limited to the initial purchase price of the options and to changes in the market value of the futures contracts. Accordingly, the InterCoast Entities do not anticipate any material impact on their financial position or results of operations as a result of nonperformance by counterparties to the financial instruments related to natural gas production and marketing activities.

7.  CONCENTRATION OF CREDIT RISK

     Although credit risk is inherent to the foregoing types of financial instruments and the InterCoast Entities are exposed to losses in the event of nonperformance by the counterparties, the InterCoast Entities believe that the aggregate credit risk associated with present swap and hedge arrangements is not significant due to the nature of the contracts and the counterparties thereto.

     The InterCoast Entities' gas and oil production purchasers consist primarily of independent marketers and major gas pipeline companies. The InterCoast Entities perform credit evaluations of their customers' financial condition and obtain credit support if the InterCoast Entities believe it is warranted. The InterCoast Entities have not experienced any significant losses from uncollectible accounts.

8.  COMMITMENTS AND CONTINGENCIES

     The InterCoast Entities are lessees in several agreements to lease office space at various locations. The lease agreements expire in 1999 through 2001, with various options for renewal. The following is a schedule by year of estimated future rent expense on such leases as of December 31, 1995:

                                                                             YEAR ENDING
                                                                             DECEMBER 31,
                                                                             ------------
    1996...................................................................   $  218,000
    1997...................................................................      205,000
    1998...................................................................      204,000
    1999...................................................................      205,000
    2000...................................................................      204,000
    Thereafter.............................................................      205,000
                                                                              ----------
              Total........................................................   $1,241,000
                                                                              ==========

     On June 19, 1996, an action was brought by Nab Nat. Resources, L.L.C. against several defendants, including InterCoast Oil and Gas, in the Second Judicial District Court, Claiborne Parish, State of Louisiana, seeking a declaration of the court that certain leases and a unit agreement had lapsed by reason of a cessation of production of oil or gas in paying quantities that allegedly occurred in the mid 1980's. The plaintiff also seeks, among other things, an accounting of the production of oil, gas and other minerals from the properties since the alleged lapse of the leases, damages of not less than $5,000,000 for restoration and clean up of the lands covered by the leases and certain other damages for trespass and mental anguish. InterCoast Oil and Gas is in the preliminary stages of investigating the facts on which the lawsuit appear to be based. Based on InterCoast Oil and Gas' preliminary investigations, the claim of damages for restoration and clean up of certain lands appears to relate to properties which the InterCoast Oil and Gas does not own. InterCoast Oil and Gas currently intends to continue its investigation of the lawsuit and to defend the action vigorously.

9.  SIGNIFICANT ACQUISITION

     In April 1996, InterCoast Oil and Gas acquired the interests of Enron Oil & Gas Company in certain gas and oil properties (the Sawyer Canyon Properties), associated gas gathering lines and other well equipment located in Texas. The net purchase price at closing was approximately $53.2 million.

                            THE INTERCOAST ENTITIES

InterCoast Oil and Gas concurrently conveyed certain interests in particular wells to InterCoast Global Management, Inc., a wholly-owned subsidiary of MidAmerican Capital. InterCoast Oil and Gas retained a production payment on 100 percent of the net proceeds of production from such wells until approximately 80 percent of the estimated proved developed natural gas reserves attributable to the wells is produced. In consideration, InterCoast Oil and Gas received from InterCoast Global Management, Inc. $5.6 million in cash and a promissory note in the amount of $2.3 million, which is payable in 48 monthly installments over four years and bears interest at the prime rate. The total adjusted purchase price was $45.2 million. InterCoast Oil and Gas recorded no gain or loss related to this transaction. The proved reserves associated with the production payment are included in the InterCoast Entities' estimated net quantities of oil and gas reserves presented in Note 12.

     InterCoast Oil and Gas funded the net purchase price of $45.2 million under a promissory note due to MidAmerican Capital. This promissory note was due on or before April 12, 1997, with interest payable quarterly at a floating rate based on LIBOR plus 55 basis points. The promissory note was repaid in full in July 1996.

     The following unaudited pro forma revenues, and net income for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1996, presented below have been prepared assuming the acquisition described above had been consummated as of January 1, 1994. However, such pro forma information is not necessarily indicative of what actually would have occurred had the transaction occurred on such date.

                                               YEAR ENDED       YEAR ENDED       THREE MONTHS
                                              DECEMBER 31,     DECEMBER 31,     ENDED MARCH 31,
                                                  1994             1995              1996
                                              ------------     ------------     ---------------
    Revenues (in thousands).................    $ 80,860         $ 88,138          $ 108,365
    Net income (in thousands)...............       9,980            7,866              7,609

10.  SUBSEQUENT EVENT

     On October 18, 1996, InterCoast Energy and its wholly-owned subsidiary, InterCoast Gas Services -- Delaware, signed letters of intent to sell the stock of the InterCoast Entities to KCS Energy Inc. Under the terms of this letter, KCS Energy Inc. will pay approximately $214 million in cash and warrants to acquire 435,000 shares of KCS Energy Inc. common stock at a price of $45 per share.

11.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The combined results of operations by quarter for the years ended December 31, 1994 and 1995 are as follows (in thousands):

                                                            1994 QUARTER ENDED
                                              -----------------------------------------------
                                              MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                              --------   -------   ------------   -----------
    Total revenues..........................  $ 15,460   $15,459     $ 14,125       $13,122
    Income before income taxes..............  $  2,391   $ 2,930     $  2,035       $ 1,157
    Net income..............................  $  1,492   $ 1,828     $  1,269       $   722

                                                            1995 QUARTER ENDED
                                              -----------------------------------------------
                                              MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                              --------   -------   ------------   -----------
    Total revenues..........................  $ 12,990   $14,182     $ 14,012       $32,276
    Income before income taxes..............  $  1,641   $ 2,652     $  2,201       $ 3,690
    Net income..............................  $  1,055   $ 1,705     $  1,415       $ 2,371

                            THE INTERCOAST ENTITIES

     In the fourth quarter of 1994, the InterCoast Entities experienced a significant decline in realized gas price causing reductions in gas and oil revenues and income before income taxes as compared to the prior three quarters of 1994.

     In the fourth quarter of 1995, InterCoast Energy acquired certain assets of GED Gas Services, L.L.C. The acquisition generated natural gas sales revenues of $15.4 million in such quarter. Additionally, in the fourth quarter of 1995, the InterCoast Entities' gas production volumes and realized gas prices increased resulting in higher gas and oil revenues and income before income taxes as compared to the prior three quarters of 1995.

12.  SUPPLEMENTARY OIL AND GAS DISCLOSURES

     Users of the following information should be aware that the process of estimating quantities of proved and proved developed oil and gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessment possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

     Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

     Proved developed reserves are proved reserves that can be expected to be recovered through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

     Capitalized costs for oil and gas producing activities consist of the following:

                                                                 DECEMBER 31,
                                                      ----------------------------------
                                                        1993         1994         1995
                                                      --------     --------     --------
                                                                (IN THOUSANDS)
    Proved properties...............................  $146,422     $184,502     $223,088
    Unproved properties.............................     1,487        1,629        2,059
    Accumulated depletion, depreciation and
      amortization..................................   (26,459)     (45,061)     (66,550)
                                                      --------     --------     --------
              Net capitalized costs.................  $121,450     $141,070     $158,597
                                                      ========     ========     ========

     Costs incurred for oil and gas property acquisition, exploration and development activities are as follows:

                                                                   DECEMBER 31,
                                                          -------------------------------
                                                           1993        1994        1995
                                                          -------     -------     -------
                                                                  (IN THOUSANDS)
    Development.........................................  $12,749     $22,000     $34,639
    Property acquisitions...............................   59,913      18,705       2,726
    Exploration.........................................    2,322       2,144       3,480
                                                          -------     -------     -------
              Net capitalized costs.....................  $74,984     $42,849     $40,845
                                                          =======     =======     =======

                            THE INTERCOAST ENTITIES

  Estimated Net Quantities of Oil and Gas Reserves--(Unaudited)

     The following table sets forth the InterCoast Entities' net proved reserves, including the changes therein, and proved developed reserves (all within the United States) at the end of each of the three years in the period ended December 31, 1995:

                                                       NATURAL      OIL AND
                                                         GAS        LIQUIDS        TOTAL
                                                       (MMCF)        (MBBL)       (MMCFE)
                                                      ---------     --------     ---------
    Net proved reserves at December 31, 1992........   64,806.5      3,111.0      83,472.5
      Revisions of previous estimates...............   (6,649.3)       441.8      (3,998.5)
      Extensions, discoveries and other additions...   14,911.6        288.4      16,642.0
      Purchases of reserves in place................   55,740.1      5,840.3      90,781.9
      Production....................................  (12,741.8)      (690.8)    (16,886.6)
      Sales of reserves in place....................   (4,043.7)       (35.6)     (4,257.3)
                                                      ---------     --------     ---------
    Net proved reserves at December 31, 1993........  112,023.4      8,955.1     165,754.0
      Revisions of previous estimates...............  (10,931.0)    (1,089.0)    (17,465.0)
      Extensions, discoveries and other additions...   39,713.5        375.0      41,963.5
      Purchases of reserves in place................   23,804.9      1,489.6      32,742.5
      Production....................................  (15,590.9)    (1,024.4)    (21,737.3)
      Sales of reserves in place....................     (408.9)    (1,402.5)     (8,823.9)
                                                      ---------     --------     ---------
    Net proved reserves at December 31, 1994........  148,611.0      7,303.8     192,433.8
      Revisions of previous estimates...............  (22,594.8)     3,265.8      (3,000.0)
      Extensions, discoveries and other additions...   24,372.5        514.0      27,456.5
      Purchases of reserves in place................    1,119.2         12.7       1,195.4
      Production....................................  (17,835.4)    (1,027.9)    (24,002.8)
      Sales of reserves in place....................        0.0       (224.4)     (1,346.4)
                                                      ---------     --------     ---------
    Net proved reserves at December 31, 1995........  133,672.5      9,844.0     192,736.5
                                                      =========     ========     =========
    Net proved developed reserves at December 31,
      1993..........................................  100,660.0      8,173.0     149,698.0
      at December 31, 1994..........................  115,099.0      6,717.0     155,401.0
      at December 31, 1995..........................  111,189.0      8,255.0     160,719.0

 Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

     The following information has been developed utilizing procedures prescribed by Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities" (SFAS No. 69) and based on natural gas and crude oil reserve and production volumes estimated, in part by the InterCoast Entities, but primarily by the InterCoast Entities' independent reserve engineers, Netherland, Sewell and Associates, Inc. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the InterCoast Entities or their performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the InterCoast Entities.

     The InterCoast Entities believe that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual

                            THE INTERCOAST ENTITIES
rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

     Under the Standardized Measure, future cash inflows were estimated by applying period-end oil and gas prices adjusted for fixed and determinable escalations to the estimated future production of period-end reserves. As of December 31, 1995, approximately 37.5 Bcf of gas of the InterCoast Entities' future production was subject to commodity price swap agreements (see Note 6). Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at future net cash flow before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS No. 69.

     Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as possible reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows:

                                                            AS OF DECEMBER 31,
                                                   -------------------------------------
                                                     1993          1994          1995
                                                   ---------     ---------     ---------
                                                              (IN THOUSANDS)
    Future cash inflows..........................  $ 354,076     $ 369,430     $ 430,282
    Future production costs......................   (119,855)     (123,914)     (155,984)
    Future development and abandonment costs.....    (13,886)      (24,003)      (16,078)
                                                   ---------     ---------     ---------
    Future net cash flows before income taxes....    220,335       221,513       258,220
    Future income tax expense....................    (50,633)      (47,526)      (65,314)
    10% annual discount for estimating timing of
      cash
      flows......................................    (51,500)      (47,943)      (55,982)
                                                   ---------     ---------     ---------
    Standardized measure of discounted future net
      cash flows.................................  $ 118,202     $ 126,044     $ 136,924
                                                   =========     =========     =========

                            THE INTERCOAST ENTITIES

     A summary of the principal changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows (unaudited):

                                                              AS OF DECEMBER 31,
                                                      ----------------------------------
                                                        1993         1994         1995
                                                      --------     --------     --------
                                                                (IN THOUSANDS)
    Beginning of the period.........................  $ 62,177     $118,202     $126,044
                                                      --------     --------     --------
    Revisions of previous estimates:
    Changes in prices and costs.....................      (551)     (25,715)       8,275
    Changes in quantities...........................    (3,957)     (13,134)      (2,627)
    Changes in future development costs.............    (6,016)      (7,323)      (2,948)
    Previously estimated development costs incurred
      during the period.............................     8,951       11,572       17,954
    Additions to proved reserves resulting from
      extensions and discoveries, less related
      cost..........................................    16,314       31,935       26,998
    Sales of reserves in place......................    (2,763)        (663)        (769)
    Purchases of reserves in place..................    68,074       27,006        2,085
    Accretion of discount...........................     7,760       13,771       14,460
    Sales of oil and gas, net of production costs...   (27,728)     (29,129)     (32,961)
    Net changes in income taxes.....................    (4,089)         958      (12,684)
    Changes in estimated timing of production
      and other.....................................        30       (1,436)      (6,903)
                                                      --------     --------     --------
    Net increase....................................    56,025        7,842       10,880
                                                      --------     --------     --------
    End of period...................................  $118,202     $126,044     $136,924
                                                      ========     ========     ========

                            SAWYER CANYON PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

                                                         YEAR ENDED                     THREE MONTHS
                                           ---------------------------------------         ENDED
                                           DECEMBER 31, 1994     DECEMBER 31, 1995     MARCH 31, 1996
                                           -----------------     -----------------     --------------
                                                                                        (UNAUDITED)
                                                       (IN THOUSANDS)
REVENUES:
  Gas and oil............................       $20,661               $13,084              $3,425
  Gathering systems......................         2,033                 1,594                 315
                                                -------               -------              ------
          Total revenues.................        22,694                14,678               3,740
                                                -------               -------              ------
DIRECT OPERATING EXPENSES:
  Gas and oil operating..................         2,625                 2,953                 614
  Gathering systems......................           163                   105                  31
                                                -------               -------              ------
          Total expenses.................         2,788                 3,058                 645
                                                -------               -------              ------
Excess of revenues over direct operating
  expenses...............................       $19,906               $11,620              $3,095
                                                =======               =======              ======

    The accompanying notes are an integral part of this financial statement.

                            SAWYER CANYON PROPERTIES

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(1) THE SAWYER CANYON PROPERTIES

     On March 30, 1996, Enron Oil & Gas Company (EOG) entered into a purchase and sale agreement (the Agreement) to sell certain gas and oil properties and related assets and two gathering systems (collectively, the Sawyer Canyon Properties) to InterCoast Oil and Gas Company (the Company). The purchase price as of the January 1, 1996 effective date, $55.5 million, was subject to certain adjustments including the net revenues (as defined in the Agreement) between the effective date and the closing date. The net purchase price at closing, April 12, 1996, was approximately $53.2 million of which $3.0 million was assigned to the carrying value of related gathering systems which were transferred to InterCoast Gas Services Company, an affiliated company. The properties, predominantly natural gas, and the associated gathering systems are located in West Texas.

     Concurrent with the closing of the acquisition of the Sawyer Canyon Properties from EOG, the Company conveyed certain interests in particular wells to InterCoast Global Management, Inc., a wholly owned subsidiary of MidAmerican Capital Company, the Company's indirect parent. The Company retained a production payment on 100 percent of the net proceeds of production of such wells until approximately 80 percent of the estimated proved developed natural gas reserves attributable to the wells has been produced. The Company received from InterCoast Global Management, Inc. $5.6 million in cash and a promissory note in the amount of $2.3 million, which is payable in 48 monthly installments over four years and bears interest at the prime rate. The Company recorded no gain or loss on this transaction.

(2) BASIS OF PRESENTATION

     Certain costs, such as depreciation, depletion and amortization, general and administrative expenses and federal and state income taxes were not allocated to the above properties because the property interests and related assets and gathering systems acquired represent only a portion of EOG's business and the costs incurred by EOG are not necessarily indicative of the costs to be incurred by the Company. Historical financial information reflecting financial position, results of operations and cash flows of the Sawyer Canyon Properties are not presented because the entire acquisition cost was assigned to the gas and oil property interests and the related gathering systems. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

     Revenues and direct operating expenses for the gas and oil properties included in the accompanying statement represent EOG's interest in the properties and are presented on the accrual basis of accounting and may not be representative of future operations. Revenues on the gas and oil properties are shown net of any applicable severance taxes. Certain of the gas and oil properties qualify as high-cost natural gas wells and are currently exempt from Texas severance taxes. Depreciation, depletion and amortization, allocated general and administrative expenses and federal and state income taxes have been excluded.

     Revenues and direct operating expenses for the two gathering systems are presented on the accrual basis of accounting and may not be representative of future operations. Depreciation, depletion and amortization, allocated general and administrative expenses and federal and state income taxes have been excluded.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

                            SAWYER CANYON PROPERTIES

(3) RELATED PARTY TRANSACTIONS

     Included in gas and oil revenues (excluding severance taxes and gathering and transportation expenses) for the gas and oil properties is approximately $21.2 million, $13.0 million and $3.0 million for the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, respectively, related to the sale of natural gas and crude oil and condensate volumes to affiliates of EOG.

     Included in revenues for the two gathering systems is approximately $1.8 million, $1.2 million and $0.3 million for the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, respectively, from the transportation of natural gas for EOG's production volumes, which are shown as a reduction in the related gas and oil revenues.

(4) COMMITMENTS AND CONTINGENCIES

     Pursuant to the terms of the Agreement, certain claims, litigation, or disputes pending as of the effective date and certain matters arising in connection with ownership of the properties or the gathering systems prior to the effective date are retained by EOG.

(5) SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

     Users of the following information should be aware that the process of estimating quantities of proved and proved developed oil and gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

     Proved reserves are estimated quantities of natural gas, crude oil and condensate, that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

     Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

     Estimates of proved and proved developed reserves at December 31, 1993 and 1994 were based on studies performed by the engineering staff of EOG. Estimates of proved and proved developed reserves at December 31, 1995 are based on estimates prepared by Netherland, Sewell and Associates, Inc.

                            SAWYER CANYON PROPERTIES

  Estimated Net Quantities of Oil and Gas Reserves

                                                                                   OIL AND
                                                                           GAS     LIQUIDS
                                                                         (MMCF)    (MBBI)
                                                                         -------   -------
    Net proved reserves at December 31, 1993...........................   79,614      51
      Production.......................................................  (10,903)    (32)
                                                                         -------     ---
    Net proved reserves at December 31, 1994...........................   68,711      19
      Production.......................................................   (8,145)    (17)
      Revisions of previous estimates and other........................   (2,812)     77
                                                                         -------     ---
    Net proved reserves at December 31, 1995...........................   57,754      79
                                                                         =======     ===
    Net proved developed reserves
      at December 31, 1994.............................................   66,449      40
      at December 31, 1995.............................................   55,546      72

                            SAWYER CANYON PROPERTIES

  Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Gas Properties

     The following information has been developed utilizing procedures described by Statement of Financial Accounting Standards No. 69 "Disclosures About Oil and Gas Producing Activities" and based on natural gas and crude oil reserve and production volumes estimated by the engineering staff of Netherland, Sewell and Associates, Inc. It may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the oil and gas properties or their performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the oil and gas properties.

     The future cash flows presented below are based on sales prices, cost rates, and statutory income tax rates in existence as of the date of the projections estimated by Netherland, Sewell and Associates, Inc. It is possible that material revisions to some estimates of natural gas and crude oil reserves may occur in the future development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used.

     The future cash flows presented by the Company in the future will be based on the Company's cost structure and timing of future development and production and accordingly may be significantly different from those of EOG.

                                                        DECEMBER 31, 1994   DECEMBER 31, 1995
                                                        -----------------   -----------------
                                                                   (IN THOUSANDS)
    Future cash inflows...............................      $ 145,946           $ 133,190
    Future production costs...........................        (45,659)            (43,034)
    Future development costs..........................         (1,573)             (1,573)
                                                            ---------           ---------
    Future net cash flows.............................         98,714              88,583
    Discount to present value at 10% annual rate......        (39,129)            (33,171)
                                                            ---------           ---------
    Standardized measure of discounted future net cash
      flows relating to proved oil and gas reserves...      $  59,585           $  55,412
                                                            =========           =========

  Changes in Standardized Measure of Discounted Future Net Cash Flows

     The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the years ended December 31, 1994 and 1995:

                                                        DECEMBER 31, 1994   DECEMBER 31, 1995
                                                        -----------------   -----------------
                                                                   (IN THOUSANDS)
    Beginning of period...............................      $  70,565           $  59,585
    Accretion of discount.............................          7,056               5,958
    Sales of oil and gas, net of production costs.....        (18,036)            (10,131)
                                                            ---------           ---------
    Net decrease......................................        (10,980)             (4,173)
                                                            ---------           ---------
    End of period.....................................      $  59,585           $  55,412
                                                            =========           =========

(b)  Pro forma financial information.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information is derived from the historical financial statements of KCS Energy, Inc. and the statements of the InterCoast Entities (Medallion) and the Sawyer Canyon Properties included elsewhere in this report.

     The unaudited Pro Forma Statement of Consolidated Income for the year ended December 31, 1995 reflects (i) the Company's Rocky Mountain Acquisition and Michigan Acquisition, (ii) the sale of the Senior Notes, (iii) the Medallion Acquisition (which includes Medallion's acquisition of the Sawyer Canyon Properties in April 1996) and (iv) the sale of the Common Stock to be offered pursuant to a Registration Statement on Form S-3 being filed on the same date as this report and the application of the estimated net proceeds therefrom as if each transaction had occurred on January 1, 1995.

     The unaudited Pro Forma Statement of Consolidated Income for the six months ended June 30, 1996 reflects the Medallion Acquisition (which includes Medallion's acquisition of the Sawyer Canyon Properties in April 1996) and the sale of the Common Stock and the application of the estimated net proceeds therefrom as if each transaction had occurred on January 1, 1995.

     The unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1996 reflects (i) the Medallion Acquisition, (ii) the Company's receipt of $69.7 million from Tennessee Gas, representing the Tennessee Gas Receivable at that date and (iii) the sale of the Common Stock and the application of the estimated net proceeds therefrom as if each transaction had occurred on June 30, 1996.

     The unaudited pro forma financial data should be read in conjunction with the notes thereto and the Consolidated Financial Statements of the Company (including the notes thereto) previously filed with the Securities and Exchange Commission. The unaudited pro forma financial data does not purport to be indicative of the financial position or results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may he obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal crude oil and gas production declines, changes in prices received for crude oil and gas, future acquisitions and dispositions of reserves, changes in estimates of reserves and of the future net revenues therefrom and other factors.

                                KCS ENERGY, INC.

                   PRO FORMA STATEMENT OF CONSOLIDATED INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
            (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    KCS
                                                ACQUISITIONS
                                                  AND NOTE            KCS                                        MEDALLION
                                     KCS          OFFERING         PRO FORMA     MEDALLION       MEDALLION       PRO FORMA
                                 HISTORICAL     ADJUSTMENTS         COMBINED     HISTORICAL    ACQUISITIONS       COMBINED
                                 -----------    ------------       ----------    ----------    -------------     ----------
Revenue........................  $   449,965     $   15,035 (a)    $ 465,000     $   73,460     $    72,881(a)   $ 146,341
Operating costs and expenses...
 Cost of natural gas sales.....      356,186             --          356,186         24,361          57,216(a)      81,577
 Other operating and
   administrative expenses.....       18,669          4,769 (a)       23,438         17,210           4,024(a)      21,234
 Depreciation, depletion and
   amortization................       39,209          5,207 (b)       44,416         21,705              --         21,705
                                 -----------     ----------        ---------     ----------     -----------      ---------
 Operating costs and expenses..      414,064          9,976          424,040         63,276          61,240        124,516
                                 -----------     ----------        ---------     ----------     -----------      ---------
   Operating income............       35,901          5,059           40,960         10,184          11,641         21,825
Interest and other income,
 net...........................        3,713             --            3,713             --              --             --
Interest expense...............       (7,732)       (11,108)(c)      (18,840)            --              --             --
                                 -----------     ----------        ---------     ----------     -----------      ---------
Income before income taxes
 (benefit).....................       31,882         (6,049)          25,833         10,184          11,641         21,825
Federal and state income taxes
 (benefit).....................       10,576         (2,117)(e)        8,459          3,638           4,074(e)       7,712
                                 -----------     ----------        ---------     ----------     -----------      ---------
     Net income (loss).........  $    21,306     $   (3,932)       $  17,374     $    6,546     $     7,567      $  14,113
                                 ===========     ==========        =========     ==========     ===========      =========
Earnings per share.............  $      1.81
                                 ===========
Average shares outstanding.....   11,760,701
                                 ===========


                                 ACQUISITION
                                  AND OTHER       PRO FORMA
                                 ADJUSTMENTS     AS ADJUSTED
                                 ------------    ------------
Revenue........................   $       --      $  611,341
Operating costs and expenses...                           --
 Cost of natural gas sales.....           --         437,763
 Other operating and
   administrative expenses.....           --          44,672
 Depreciation, depletion and
   amortization................          611 (b)      66,732
                                  ----------      ----------
 Operating costs and expenses..          611         549,167
                                  ----------      ----------
   Operating income............         (611)         62,174
Interest and other income,
 net...........................           --           3,713
Interest expense...............       (5,461)(d)     (24,301)
                                  ----------      ----------
Income before income taxes
 (benefit).....................       (6,072)         41,586
Federal and state income taxes
 (benefit).....................       (2,125)(e)      14,046
                                  ----------      ----------
     Net income (loss).........   $   (3,947)     $   27,540
                                  ==========      ==========
Earnings per share.............                   $     1.87
                                                  ==========
Average shares outstanding.....                   14,760,701
                                                  ==========

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                KCS ENERGY, INC.

                   PRO FORMA STATEMENT OF CONSOLIDATED INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
            (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                 MEDALLION    ACQUISITION
                                     KCS        MEDALLION    SAWYER CANYON       PRO FORMA     AND OTHER        PRO FORMA
                                 HISTORICAL    HISTORICAL    PROPERTIES(f)       COMBINED     ADJUSTMENTS      AS ADJUSTED
                                 -----------   -----------   ----------------   -----------   -----------      -----------
Revenue........................  $   243,044   $   104,625     $      3,740     $   108,365   $        --      $   351,409
Operating costs and expenses:
  Cost of natural gas sales....      184,721        69,026               --          69,026            --          253,747
  Other operating and
    administrative expenses....       12,287         9,835              645          10,480            --           22,767
  Depreciation, depletion and
    amortization...............       22,912        13,484               --          13,484           418 (g)       36,814
                                 -----------   -----------      -----------     -----------   -----------      -----------
  Operating costs and
    expenses...................      219,920        92,345              645          92,990           418          313,328
                                 -----------   -----------      -----------     -----------   -----------      -----------
    Operating income...........       23,124        12,280            3,095          15,375          (418)          38,081
Interest and other income,
  net..........................        3,232            --               --              --            --            3,232
Interest expense...............       (9,340)         (620)              --            (620)       (2,159)(h)      (12,119)
                                 -----------   -----------      -----------     -----------   -----------      -----------
Income before income taxes
  (benefit)....................       17,016        11,660            3,095          14,755        (2,577)          29,194
Federal and state income taxes
  (benefit)....................        6,174         4,667            1,083(i)        5,750          (902)(i)       11,022
                                 -----------   -----------      -----------     -----------   -----------      -----------
         Net income (loss).....  $    10,842   $     6,993     $      2,012     $     9,005   $    (1,675)     $    18,172
                                 ===========   ===========      ===========     ===========   ===========      ===========
Earnings per share.............  $      0.92                                                                   $      1.22
                                 ===========                                                                   ===========
Average shares outstanding.....   11,841,533                                                                    14,841,533
                                 ===========                                                                   ===========

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                KCS ENERGY, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                                               OFFERING
                                         KCS       MEDALLION    ACQUISITION       PRO FORMA    AND OTHER         PRO FORMA
                                      HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED    ADJUSTMENTS       AS ADJUSTED
                                      ----------   ----------   -----------       ---------   -----------       -----------
                                                          ASSETS
Current assets:
  Cash and cash equivalents.........   $   2,608    $   1,324    $      --        $   3,932    $      --         $   3,932
  Trade accounts receivable, net....      52,878       32,886           --           85,764           --            85,764
  Receivable from Tennessee Gas.....      69,709           --           --           69,709      (69,709)(m)            --
  Fuel inventories..................         771           --           --              771           --               771
  Other current assets..............       3,658        1,958           --            5,616           --             5,616
                                       ---------    ---------    ---------        ---------    ---------         ---------
    Current assets..................     129,624       36,168           --          165,792      (69,709)           96,083
Property, plant and equipment, net:
  Oil and gas properties, net.......     193,296      201,007        3,929 (j)      398,232           --           398,232
  Natural gas transportation
    systems, net....................      22,425        3,000        2,000 (j)       27,425           --            27,425
  Other property, plant and
    equipment.......................       2,755          889         (389)(j)        3,255           --             3,255
                                       ---------    ---------    ---------        ---------    ---------         ---------
    Property, plant and equipment,
      net...........................     218,476      204,896        5,540          428,912           --           428,912
                                       ---------    ---------    ---------        ---------    ---------         ---------
Investments and other assets........      11,060        5,359       (1,159)(j)       15,260           --            15,260
                                       ---------    ---------    ---------        ---------    ---------         ---------
                                       $ 359,160    $ 246,423    $   4,381        $ 609,964    $ (69,709)        $ 540,255
                                       =========    =========    =========        =========    =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................   $  34,936    $  26,356    $      --        $  61,292    $      --         $  61,292
  Accrued liabilities...............      10,853        3,827           --           14,680           --            14,680
                                       ---------    ---------    ---------        ---------    ---------         ---------
    Current liabilities.............      45,789       30,183           --           75,972           --            75,972
Deferred credits and other
  liabilities.......................      31,549       28,344      (28,344)(j)       31,549           --            31,549
Long-term debt......................     169,509       45,240      168,760 (k)      383,509     (191,968)(m)(n)    191,541
Stockholders' equity:
  Preferred stock...................          --           --           --               --           --                --
  Common stock......................         125            3           (3)(j)          125           30 (n)           155
  Additional paid-in capital........      25,612      112,871     (106,250)(j)(l)    32,233      122,229 (n)       154,462
  Retained earnings.................      89,964       29,782      (29,782)(j)       89,964           --            89,964
  Less treasury stock...............      (3,388)          --           --           (3,388)          --            (3,388)
                                       ---------    ---------    ---------        ---------    ---------         ---------
         Total stockholders'
           equity...................     112,313      142,656     (136,035)         118,934      122,259           241,193
                                       ---------    ---------    ---------        ---------    ---------         ---------
                                       $ 359,160    $ 246,423    $   4,381        $ 609,964    $ (69,709)        $ 540,255
                                       =========    =========    =========        =========    =========         =========

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                KCS ENERGY, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     The accompanying pro forma financial statements have been prepared to reflect certain adjustments to the historical consolidated financial statements of the Company.

Unaudited Pro Forma Statement of Consolidated Income for the Year Ended December 31, 1995:

          (a) Adjustments to reflect revenues, cost of sales and other operating expenses from January 1, 1995, until the dates of the Rocky Mountain Acquisition and the Michigan Acquisition by the Company, the Sawyer Canyon Properties and other acquisitions of Medallion, and the Medallion Acquisition by the Company.

          (b) Adjustments to reflect depreciation, depletion and amortization expense calculated using the future gross revenue method applied to the adjusted basis of the acquired properties and entities using the purchase method of accounting.

          (c) Adjustment to reflect additional interest expense calculated, assuming the Company's As Adjusted debt balance at December 31, 1995 ($170,529), was outstanding for the entire year, including amortization of deferred financing cost.

          (d) Adjustment to reflect incremental interest expense under the Bank Credit Facilities ($13,445) to fund the $214,000 cash payment for the Medallion Acquisition, and to reflect the interest expense savings ($7,984) a result of the application of the estimated net proceeds of $122,259 from the Offerings.

          (e) Adjustments to the provision for income taxes related to the above adjustments.

Unaudited Pro Forma Statement of Consolidated Income for the Six Months ended June 30, 1996:

          (f) Reflects results of operations for the Sawyer Canyon Properties for the three months ended March 31, 1996, prior to their acquisition by Medallion on April 1, 1996.

          (g) Adjustment to reflect depreciation, depletion and amortization expense calculated using the future gross revenue method applied to the adjusted basis of the Medallion Acquisition using the purchase method of accounting.

          (h) Adjustment to reflect incremental interest expense under the Bank Credit Facilities ($6,723) to fund the $214,000 cash payment for the Medallion Acquisition, and to reflect the interest expense savings ($4,002) as a result of the application of the estimated net proceeds of $122,259 from the Offerings.

          (i) Adjustment to the provision for income taxes related to the above adjustments.

Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1996:

          (j) Adjustment to (i) eliminate the historical basis of certain assets and liabilities of Medallion and (ii) reflect the adjusted basis of these items using the purchase method of accounting. (See detail of the purchase price and related allocation to assets and liabilities in the table below.)

          (k) Adjustment to reflect the elimination of the historical debt of Medallion of $45,240 and additional debt under the Bank Credit Facilities of $214,000 for the Medallion Acquisition.

          (l) Adjustment to reflect warrants to purchase 435,000 shares of Common Stock granted in connection with the Medallion Acquisition presented at estimated fair value ($6,621).

          (m) Adjustment to reflect the September 30, 1996 receipt of the Tennessee Gas Receivable balance as of June 30, 1996, as if received on that date, and utilized to reduce long-term debt.

          (n) Adjustment to reflect the application of the estimated net proceeds of $122,259 from the Offerings (approximately $129,375 in gross proceeds net of $7,116 in estimated underwriting discount and expenses) to reduce long-term debt.

The following table summarizes elements of the Medallion Acquisition, which was accounted for as a purchase transaction of Medallion by the Company as described in these notes:

        Consideration:
          Cash paid to seller......................................................  $ 214,000
          Common stock warrants....................................................      6,621
        Liabilities Assumed:
          Current liabilities......................................................     30,183
        Assets Acquired:
          Current assets...........................................................    (36,168)
          Other assets.............................................................     (4,200)
                                                                                      --------
                                                                                     $ 210,436
                                                                                      ========

(c)  Exhibits.

Exhibit No.                              Exhibits
-----------                              --------

99            Press released dated October 17, 1996.



                                   SIGNATURE

        Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 1996                 KCS ENERGY, INC.
                                        (Registrant)

                                        /s/ HENRY A. JURAND
                                        --------------------------------------
                                        (Signature)
                                        Henry A. Jurand
                                        Vice President, Chief Financial Officer
                                        and Secretary

                               INDEX TO EXHIBITS

Exhibit No.                            Exhibits
-----------                            --------

99              Press release dated October 17, 1996.